Amended and Restated
Relocation Agreement
(“Agreement”)
between SIFCO Industries, Inc. and Peter Knapper

THIS AMENDED AND RESTATED RELOCATION AGREEMENT is made as of this 15th day of February, 2018, by and between SIFCO Industries, Inc. (the “Company”) and Peter Knapper (“Executive” and together with the Company, the “Parties”).
WHEREAS, the Parties entered into that certain Relocation Agreement, dated as of August 15, 2016 (the “Prior Agreement”) and desire to amend and restate the Prior Agreement effective as of the date hereof. Upon proper execution and delivery of this Agreement, this Agreement amends, restates and replaces in its entirety, the Prior Agreement, which will have no further force or effect (except as otherwise provided herein);
WHEREAS, pursuant to the Prior Agreement, the Company agreed to pay Executive certain relocation expenses in conjunction with the Executive’s relocation from the Westerville, Ohio area; and
WHEREAS, the Parties desire to amend the terms of the relocation expense payments as set forth below.
NOW, THEREFORE, in consideration of the foregoing and the agreements, covenants and conditions set forth herein, the Executive and the Company hereby agree as follows:
1.Relocation Benefits. The Parties agree that Executive shall be entitled to an amount equal to $153,200 for one-time relocation expenses incurred in connection with Executive’s relocation to a Cleveland area residence. Such amounts shall be paid to Executive in the form of a monthly payment of $2,700 per month (commencing February 1, 2018) until such time as Executive presents the Company with a contract to purchase a Cleveland area residence. At such time, the Company shall pay to Executive a lump sum amount equal to $153,200 minus all monthly payments made to Executive from and after February 1, 2018. The Relocation Benefits described in this Section 1 shall be in replacement of the relocation benefits provided pursuant to the Prior Agreement.

2.    Voluntary Termination Event. As a condition for receiving the Relocation Benefits, Executive agrees that in the event of his voluntary termination of employment with Company within three years of his employment hire date of the 29th day of June, 2016, Executive will repay the total amount of the Relocation Benefits received under this Agreement and the Prior Agreement. If Executive is required to make a repayment under this Section 2, Executive agrees that the Relocation Benefits will be deducted from Executive’s final pay statement, and any outstanding balance will be repaid to the Company within thirty (30) days of Executive’s date of termination.

3.    Other.

a.
Entire Agreement; Amendments, Etc. This Agreement contains the entire agreement and understanding of the Parties, and, except as specifically provided herein supersedes all prior agreements and understandings relating to the subject matter hereof. No modification, amendment, waiver or alteration of this Agreement or any provision or term hereof shall in any event be effective unless the same shall be in writing, executed by both Parties hereto, and any waiver so given shall be effective only in the specific instance and for the specific purpose for which given.

b.
Governing Law; Venue; Dispute Resolution. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the State of Ohio, without regard to the conflicts or choice of law provisions thereof. In the event of any dispute under this Agreement, the non-prevailing party shall pay all legal fees and expenses of the prevailing party.

c.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.
Acknowledgment:
I have read and agree to the terms of the above Agreement.

/s/ Peter Knapper
Peter Knapper
2/15/2018
Date
/s/ Norman E. Wells, Jr.
Norman E. Wells, Jr. Chairman of the Board of Directors of SIFCO Industries, Inc.
2/15/2018
Date